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                                                                    EXHIBIT 99.3

FLORSHEIM GROUP INC.
200 NORTH LASALLE STREET
CHICAGO, ILLINOIS 60601

                                            FOR FURTHER INFORMATION PLEASE CALL:
                                                      THOMAS P. POLKE
                                                       (312) 458-7421

                                                           FOR IMMEDIATE RELEASE

        FLORSHEIM REPORTS APPROVAL OF DIP CREDIT FACILITY AND SUSPENSION
                        OF NYSE TRADING OF SENIOR NOTES

      Chicago, Illinois, March 6, 2002, - Florsheim Group Inc. (OTCOB: FLSCQ) today announced that it has received interim approval of the debtor-in-possession (DIP) credit facility from the U.S. Bankruptcy Court in connections with the Company's previously announced filing under Chapter 11 of the U.S. Bankruptcy Code. The new agreement provides for a $75 million revolving credit facility and was entered into with the Company's existing bank group, which is led by BT Commercial Corporation.

      The DIP credit facility will be used to maintain normal business operations, including payment of employee wages and payments to suppliers, vendors and other business partners for goods and services provided on or after March 4, 2002.

      Florsheim also announced that it has received notice from the New York Stock Exchange of the suspension of trading on the Exchange of the Company's 12.75% Senior Notes due 2002 (FLSC 02), as a result of the Company's filing.

      Florsheim Group Inc. designs, markets, and sources a diverse and extensive range of products in the middle to upper price range of the men's quality footwear market. Florsheim distributes its products in more than 6,000 department stores and specialty store locations worldwide, through company-operated specialty and outlet stores and through licensed stores worldwide.

                                    * * * * *

      Information contained in this release with respect to the Company's continuance of its business operations during the Chapter 11 proceedings are forward looking. These statements represent the Company's reasonable judgement with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially. Such factors, among others, include adverse changes in economic conditions affecting the men's footwear markets served by the Company, reactions of suppliers, customers and others regarding the Chapter 11 filing and risks and uncertainties to the rulings on motions filed with the Bankruptcy Court.